                                                                   Exhibit 23.1




The Board of Directors
First New England Dental Centers, Inc:

The audits referred to in our report dated March 28, 1997, except as to paragraph 4 of Note 11, which is as of July 25, 1997 and except as to Note 12, which is as of October 22, 1997, included the related financial statement schedule as of December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Selected Combined Financial Data" and "Experts" in the prospectus.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP




Boston, Massachusetts
October 23, 1997